Exhibit 99.1

Item 8. Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of SomaLogic, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of SomaLogic, Inc. (the Company) as of December 31, 2022 and 2021, the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2014.

Denver, Colorado

March 28, 2023

SomaLogic, Inc.

Consolidated Balance Sheets

(in thousands, except share data)

	December 31,
	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$421,830	$439,488
Investments	117,758	218,218
Accounts receivable, net	17,006	17,074
Inventory	13,897	11,213
Deferred costs of services	1,337	462
Prepaid expenses and other current assets	9,873	5,097
Total current assets	581,701	691,552
Non-current inventory	4,643	4,085
Accounts receivable, net of current portion	9,284	—
Property and equipment, net	19,564	9,557
Other long-term assets	5,083	908
Intangible assets	16,700	—
Goodwill	10,399	—
Total assets	$647,374	$706,102

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$16,794	$15,089
Accrued liabilities	20,678	11,109
Deferred revenue	3,383	3,021
Other current liabilities	2,477	66
Total current liabilities	43,332	29,285
Warrant liabilities	4,213	35,181
Earn-out liability	15	26,885
Deferred revenue, net of current portion	31,732	2,364
Other long-term liabilities	5,524	363
Total liabilities	84,816	94,078
Commitments and contingencies (Note 10)
Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding at December 31, 2022 and 2021	—	—
Common stock, $0.0001 par value; 600,000,000 shares authorized; 187,647,973 and 181,552,241 shares issued and outstanding at December 31, 2022 and 2021, respectively	19	18
Additional paid-in capital	1,171,122	1,110,991
Accumulated other comprehensive loss	(513)	(72)
Accumulated deficit	(608,070)	(498,913)
Total stockholders’ equity	562,558	612,024
Total liabilities and stockholders’ equity	$647,374	$706,102

The accompanying notes are an integral part of these consolidated financial statements.

SomaLogic, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2022	2021
Revenue
Assay services revenue	$63,038	$68,038
Product revenue	4,243	1,277
Collaboration revenue	3,051	3,051
Other revenue	27,334	9,260
Total revenue	97,666	81,626
Operating expenses
Cost of assay services revenue	41,419	32,782
Cost of product revenue	1,945	681
Research and development	73,444	43,496
Selling, general and administrative	156,619	77,971
Total operating expenses	273,427	154,930
Loss from operations	(175,761)	(73,304)
Other income (expense)
Interest income and other, net	8,049	263
Interest expense	—	(1,324)
Change in fair value of warrant liabilities	30,968	(6,952)
Change in fair value of earn-out liability	26,870	(1,869)
Loss on extinguishment of debt, net	—	(4,323)
Total other income (expense)	65,887	(14,205)
Net loss before income tax benefit (provision)	(109,874)	(87,509)
Income tax benefit (provision)	717	(38)
Net loss	$(109,157)	$(87,547)

Other comprehensive loss
Net unrealized loss on available-for-sale securities	$(424)	$(68)
Foreign currency translation loss	(17)	(2)
Total other comprehensive loss	(441)	(70)
Comprehensive loss	$(109,598)	$(87,617)

Net loss per share, basic and diluted	$(0.59)	$(0.64)
Weighted-average shares used to compute net loss per share, basic and diluted	183,991,643	137,157,283

The accompanying notes are an integral part of these consolidated financial statements.

SomaLogic, Inc.

Consolidated Statements of Stockholders’ Equity

(in thousands, except share amounts)

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity
December 31, 2020	114,266,515	11	597,274	(2)	(411,366)	185,917
Issuance of Common Stock upon exercise of options	1,311,326	—	4,001	—	—	4,001
Issuance of Common Stock for services	228,199	—	1,337	—	—	1,337
Issuance of Common Stock upon conversion of convertible debt	571,642	—	4,631	—	—	4,631
Stock-based compensation	—	—	27,042	—	—	27,042
Surrender of shares in cashless exercise	(15,189)	—	(56)	—	—	(56)
Issuance of Common Stock upon SPAC Merger, net of transaction costs of $35,111	28,689,748	3	119,568	—	—	119,571
Common Stock issued pursuant to the PIPE Investment, net of transaction costs of $7,802	36,500,000	4	357,194	—	—	357,198
Net unrealized loss on available-for-sale securities	—	—	—	(68)	—	(68)
Foreign currency translation loss	—	—	—	(2)	—	(2)
Net loss	—	—	—	—	(87,547)	(87,547)
Balance at December 31, 2021	181,552,241	$18	$1,110,991	$(72)	$(498,913)	$612,024
Issuance of Common Stock upon vesting of RSUs	12,031	—	—	—	—	—
Issuance of Common Stock upon exercise of options	1,906,530	—	4,813	—	—	4,813
Shares issued under employee stock purchase plan	146,699	—	372	—	—	372
Issuance of Common Stock for services	—	—	50	—	—	50
Stock-based compensation	—	—	43,064	—	—	43,064
Issuance of Common Stock upon Palamedrix acquisition	4,030,472	1	11,832	—	—	11,833
Net unrealized loss on available-for-sale securities	—	—	—	(424)	—	(424)
Foreign currency translation loss	—	—	—	(17)	—	(17)
Net loss	—	—	—	—	(109,157)	(109,157)
Balance at December 31, 2022	187,647,973	$19	$1,171,122	$(513)	$(608,070)	$562,558

The accompanying notes are an integral part of these consolidated financial statements.

SomaLogic, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2022	2021
Operating activities
Net loss	$(109,157)	$(87,547)
Adjustments to reconcile net loss to cash used in operating activities:
Stock-based compensation expense	43,609	28,415
Depreciation and amortization	4,571	2,569
Noncash rent expense	(186)	—
Amortization of debt issuance costs, discounts and premiums	—	258
Change in fair value of warrant liabilities	(30,968)	6,952
Change in fair value of earn-out liability	(26,870)	1,869
Change in fair value contingent consideration	167	—
Amortization of premium (accretion of discount) on available-for-sale securities, net	(977)	380
Provision for excess and obsolete inventory	490	703
Provision for (recovery of) doubtful accounts	150	(8)
Cloud computing arrangement expenditures	(11,127)	(3,412)
Loss on extinguishment of debt, net	—	4,323
Loss on disposal of property and equipment	2,411	—
Paid-in-kind interest	—	165
Income tax benefit	(806)	—
Other	15	19
Changes in operating assets and liabilities:
Accounts receivable	(9,366)	383
Inventory	(3,732)	(2,957)
Deferred costs of services	(875)	988
Prepaid expenses and other current assets	133	(3,909)
Other long-term assets	(106)	—
Accounts payable	2,340	6,460
Deferred revenue	29,730	208
Accrued and other liabilities	9,885	4,509
Payment of paid-in-kind interest on extinguishment of debt	—	(752)
Net cash used in operating activities	(100,669)	(40,384)
Investing activities
Palamedrix acquisition, net of cash acquired of $2,521	(13,256)	—
Purchases of property and equipment, net of proceeds from sales	(5,215)	(3,307)
Purchases of available-for-sale securities	(186,687)	(279,918)
Proceeds from maturities of available-for-sale securities	287,700	101,206
Net cash provided by (used in) investing activities	82,542	(182,019)
Financing activities
Proceeds from exercise of stock options and employee stock purchase plan	5,185	3,947
Repayment of long-term debt	—	(36,512)
Proceeds from PIPE Investment, net of transaction costs	—	357,198
Proceeds from SPAC Merger, net of transaction costs	—	172,858
Net cash provided by financing activities	5,185	497,491
Effect of exchange rates on cash, cash equivalents and restricted cash	(43)	(14)
Net (decrease) increase in cash, cash equivalents and restricted cash	(12,985)	275,074
Cash, cash equivalents and restricted cash at beginning of period	440,268	165,194
Cash, cash equivalents and restricted cash at end of period	$427,283	$440,268
Supplemental cash flow information:
Cash paid for interest	$—	$1,627
Supplemental disclosure of non-cash investing and financing activities:
Purchase of property and equipment included in accounts payable	$395	$615
Operating lease assets obtained in exchange for lease obligations	5,318	—
Issuance of Common Stock upon Palamedrix Acquisition	11,832	—
Contingent consideration payable for Palamedrix Acquisition	1,448	—
Issuance of Common Stock upon SPAC Merger	—	151,082
Surrender of shares in cashless exercise	—	56
Issuance of Common Stock for services	50	1,334
Forgiveness of Paycheck Protection Program loan and accrued interest	—	3,561
Issuance of Common Stock for conversion of convertible debt	—	4,631

Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$421,830	$439,488
Restricted cash included in prepaid expenses and other current assets	4,658	—
Restricted cash included in other long-term assets	795	780
Total cash, cash equivalents and restricted cash at end of period	$427,283	$440,268

The accompanying notes are an integral part of these consolidated financial statements.

SomaLogic, Inc.

Notes to Consolidated Financial Statements

Note 1 — Description of Business

Organization and Operations

SomaLogic, Inc. (“SomaLogic” or the “Company”) operates as a protein biomarker discovery and clinical diagnostics company that develops slow off-rate modified aptamers (“SOMAmers®”), which are modified nucleic acid-based protein binding reagents that are specific for their cognate protein, and offer proprietary SomaScan® services, which provide multiplex protein detection and quantification of protein levels in complex biological samples. The SOMAmers®/SomaScan® technology enables researchers to analyze various types of biological samples for protein biomarker signatures, which can be utilized in drug discovery and development. Biomarker discoveries from SomaScan® can lead to diagnostic applications in various areas of diseases including cardiovascular and metabolic disease, nonalcoholic steatohepatitis, and wellness, among others.

SomaLogic, Inc. was incorporated in Delaware on December 15, 2020 as a special purpose acquisition company (“SPAC”) under the name CM Life Sciences II Inc. (“CMLS II”) for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.

On September 1, 2021, we consummated a business combination (the “SPAC Merger”) wherein SomaLogic Operating Co. Inc. (“SomaLogic Operating”), a Delaware corporation formed on October 13, 1999, became a wholly-owned subsidiary of CMLS II. In connection with the closing of the SPAC Merger, we changed our name from CM Life Sciences II Inc. to SomaLogic, Inc.

Unless the context otherwise requires, the terms “we”, “us”, “our”, “SomaLogic" and “the Company" refer to SomaLogic, Inc. and its consolidated subsidiaries. See Note 3, Business Combinations, for more details of the SPAC Merger and, the presentation of historical amounts and balances after the SPAC Merger. Our Common Stock and warrants to purchase Common Stock are listed on the Nasdaq under the ticker symbols “SLGC” and “SLGCW”, respectively.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements and accompanying notes include the accounts of SomaLogic and our wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for financial information. Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASUs”) of the Financial Accounting Standards Board (“FASB”).

Certain reclassifications have been made to prior period amounts to conform to the current presentation.

Revisions of prior period consolidated financial statements

Capitalized costs incurred in relation to the development of software under hosting arrangements that are service contracts should be classified as operating activities in the statement of cash flows. The Company determined that the prior classification of these capitalized costs under purchases of property and equipment, net of proceeds from sales within investing activities in the consolidated statement of cash flows was not material to the prior period consolidated financial statements as a whole. The prior period’s consolidated statement of cash flows has been revised to reflect the proper classification of capitalized costs in the accompanying consolidated financial statements as follows:

SomaLogic, Inc.

Notes to Consolidated Financial Statements

	Year Ended December 31, 2021
(in thousands)	As Previously Reported	Reclassification	Revised
Operating Activities
Cloud computing arrangement expenditures	$—	$(3,412)	$(3,412)
Net cash used in operating activities	$(36,972)	$(3,412)	$(40,384)

Investing Activities
Purchases of property and equipment, net of proceeds from sales	(6,719)	3,412	(3,307)
Net cash provided by (used in) investing activities	$(185,431)	$3,412	$(182,019)

Supplemental disclosure of non-cash investing and financing activities:
Purchase of property and equipment included in accounts payable	$1,492	$(877)	$615

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from those estimates. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, revenue recognition, inventory valuation, the fair value of common stock used in the valuation of stock-based compensation awards prior to the SPAC Merger, intangible asset valuations, contingent consideration valuations, and earn-out liability valuations. We base our estimates on current facts, historical and anticipated results, trends, and other relevant assumptions that we believe are reasonable under the circumstances. Actual results could differ from these estimates, and such differences could be material to our consolidated financial position and results of operations.

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments that potentially expose the Company to concentrations of credit risk consist principally of cash and cash equivalents, investments, and accounts receivable. The Company does not require collateral or other security related to its receivables. Our cash and cash equivalents are deposited with high-quality financial institutions. Deposits at these institutions may, at times, exceed federally insured limits.

Significant customers are those that represent more than 10% of the Company’s total revenues or gross accounts receivable balances for the periods in the consolidated statements of operations and comprehensive loss and as of each balance sheet date presented. For each significant customer, revenue as a percentage of total revenues and gross accounts receivable as a percentage of total gross accounts receivable as of the periods presented were as follows:

	Accounts Receivable		Revenue
	December 31,		Year Ended December 31,
	2022	2021	2022	2021
Customer A	11%	10%	19%	21%
Customer B	*	*	*	13%
Customer C	51%	20%	27%	10%
Customer D	*	26%	*	*

*       less than 10%

International sales entail a variety of risks, including currency exchange fluctuations, longer payment cycles, and greater difficulty in accounts receivable collection. Customers outside the United States collectively represented 35% and 31% of the Company’s revenues for the years ended December 31, 2022 and 2021, respectively. Customers outside of the United States collectively represented 23% and 18% of the Company’s gross accounts receivable balance as of December 31, 2022 and 2021, respectively.

SomaLogic, Inc.

Notes to Consolidated Financial Statements

Certain components included in our products require customization and are obtained from a single source or a limited number of suppliers.

Business Combination

The Company accounts for business combinations using the acquisition method of accounting in accordance with ASC 805, Business Combinations. A business combination is one that combines inputs and processes to create outputs, and where substantially all of the fair value of assets acquired is not concentrated in a single identifiable asset or group of similar identifiable assets. Identifiable assets acquired and liabilities assumed are recorded at their acquisition date fair values. When determining the fair values of assets acquired and liabilities assumed, management makes significant estimates and assumptions. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities assumed is recorded as goodwill. Acquisition related costs are expensed as incurred and included in selling, general and administrative expenses in the consolidated statements of operations and comprehensive loss. See Note 3, Business Combinations, for additional details.

Contingent Consideration

Contingent consideration arrangements represent a promise to deliver Common Stock and/or cash to former owners of an acquired business after the acquisition if certain specified events occur or conditions are met in the future are classified as liabilities and recognized at fair value at the acquisition date and at each subsequent reporting period. The contingent consideration liabilities contractually due beyond 12 months are recorded in other long-term liabilities on the consolidated balance sheets. Subsequent changes in fair value are recorded in selling, general and administrative expenses in the consolidated statements of operations and comprehensive loss. See Note 3, Business Combinations, for additional details.

Foreign Currency Translation

The functional currency of the Company’s foreign subsidiary is the British pound sterling. In preparing its consolidated financial statements, the Company is required to translate the financial statements of this subsidiary from British pounds sterling to U.S. dollars. Accordingly, the assets and liabilities of the Company’s subsidiary are translated into U.S. dollars at current exchange rates and the results of operations are translated at the average exchange rates for the period. Since the Company’s functional currency is deemed to be the local currency, any gain or loss associated with the translation of its consolidated financial statements is included in other comprehensive income (loss) in the consolidated statements of operations and comprehensive loss. Net foreign currency transaction gains (losses) were not significant for the years ended December 31, 2022 and 2021.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash deposits and short-term, highly liquid investments that are readily convertible into cash, with original maturities of three months or less. Cash equivalents consist primarily of amounts invested in money market funds and are stated at fair value.

Restricted Cash

Restricted cash represents cash on deposit with a financial institution as security for letters of credit outstanding for the benefit of the landlords related to operating leases and a bank guarantee with an international customer. The portion of restricted cash expected to be released within twelve months is classified as prepaid expenses and other current assets on the consolidated balance sheets and was $4.7 million and nil as of December 31, 2022 and 2021, respectively. Cash expected to be restricted for greater than twelve months is classified as other long-term assets on the consolidated balance sheets and was $0.8 million as of December 31, 2022 and 2021.

SomaLogic, Inc.

Notes to Consolidated Financial Statements

Investments

The Company has designated all investments, which consist of U.S. Treasury securities, asset-backed securities, commercial paper, corporate bonds and agency bonds, as available-for-sale securities. Available-for-sale securities are reported at fair value on the consolidated balance sheets, with unrealized gains and losses excluded from earnings and reported as a component of other comprehensive (loss) income. Realized gains and losses, amortization of premiums and accretion of discounts, and interest and dividends earned on available-for-sale securities are included in interest income and other, net in the consolidated statements of operations and comprehensive loss. The cost of investments for purposes of computing realized and unrealized gains and losses is based on the specific identification method. The Company determines the appropriate classification of its debt securities at the time of purchase based on their maturities and re-evaluates such classification at each balance sheet date.

A decline in the fair value of a security below its cost that is deemed to be other-than-temporary is recorded as interest income and other, net and results in the establishment of a new basis for the security. Factors evaluated to determine if an investment is other-than-temporarily impaired include significant deterioration in earnings performance, credit rating, asset quality or business prospects of the issuer; adverse changes in the general market conditions in which the issuer operates; the Company’s intent to sell the security, and whether or not the Company will be required to sell the security before the recovery of its amortized cost.

Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability, or the exit price, in the principal or most advantageous market for that asset or liability to be transferred in an orderly transaction between market participants on the measurement date. ASC 820, Fair Value Measurements, establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs, where available, and minimize the use of unobservable inputs when measuring fair value. The hierarchy defines three levels of inputs that may be used to measure fair value:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities;

•	Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities;

•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

A financial instrument categorization within the hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Our financial instruments consist of Level 1, Level 2, and Level 3 assets and liabilities. The carrying amounts of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities, approximate fair value due to their relatively short-term maturities.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are stated at the amount management expects to collect from customers based on their outstanding invoices. We review accounts receivable regularly to determine if any receivable may not be collectible. Management estimates the amount of the allowance for doubtful accounts necessary to reduce accounts receivable to its estimated net realizable value by analyzing the status of significant past due receivables and current and historical bad debt trends. The Company writes off accounts receivable against the allowance when it determines a balance is uncollectible and ceases collection efforts. We did not write off any material accounts receivable balances during the years ended December 31, 2022 and 2021. We recorded a long-term receivable for guaranteed fixed minimum royalties net of a discount related to a significant financing component. The related interest income is recognized over the term of the agreement on an effective interest rate basis.

SomaLogic, Inc.

Notes to Consolidated Financial Statements

Accounts receivable consisted of the following:

	December 31,
(in thousands)	2022	2021
Accounts receivable	$26,441	$17,146
Less: allowance for doubtful accounts	(151)	(72)
Accounts receivable, net	$26,290	$17,074
Accounts receivable, net (current)	$17,006	$17,074
Accounts receivable, net of current portion	$9,284	$—

Inventory

Inventory is stated at the lower of cost (on a first-in, first-out basis) or net realizable value. Cost is determined using a standard cost system, whereby the standard costs are updated periodically to reflect current costs. The Company estimates the recoverability of inventory by referencing estimates of future demands and product life cycles, including expiration. The Company periodically analyzes its inventory levels to identify inventory that may expire prior to expected usage, no longer meets quality specifications, or has a cost basis in excess of its estimated net realizable value and records a charge to cost of revenue for such inventory as appropriate. The value of inventory that is not expected to be used within 12 months of the balance sheet date is classified as non-current inventory in the accompanying consolidated balance sheets.

Deferred Costs of Services

Deferred costs of services relate to costs incurred to run customer samples through the SomaScan® assay. These costs are deferred until the final report is provided to the customer and the related revenue is recognized.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation and amortization. Additions and improvements that extend the lives of the assets are capitalized, while expenditures for repairs and maintenance are expensed as incurred. Depreciation for property and equipment is recorded on a straight-line basis over the estimated useful lives of the assets, which we estimate to be: lab equipment, 1 to 5 years; computer equipment, 3 years; furniture and fixtures, 4 years; and software, the shorter of 5 years or its useful life. Leasehold improvements are amortized over the shorter of the life of the lease term or the estimated useful life of the assets.

The Company capitalizes certain internal and external costs related to the acquisition and development of internal use software or cloud computing arrangements during the application development stages of projects. When the software is ready for its intended use, the Company amortizes these costs using the straight-line method over the estimated useful life of the asset, or, for cloud computing service arrangements, over the term of the hosting arrangement. Costs incurred during the preliminary project or the post-implementation/operation stages of the project are expensed as incurred.

Costs for capital assets not yet placed into service are capitalized as construction in progress and depreciated once placed into service. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included within loss from operations in the consolidated statements of operations and comprehensive loss.

In-process research and development

Acquired in-process research and development (“IPR&D”) relates to substantial research and development efforts that are incomplete at the acquisition date. IPR&D intangible assets are considered indefinite-lived until the completion or abandonment of the associated research and development efforts. During the development phase, these assets are not amortized but are tested for impairment annually during the fourth quarter of the year or more frequently if events or changes in circumstances indicate that it is more likely than not that the asset is impaired. Once the IPR&D activities are completed, the intangible asset is amortized over its useful life on a straight-line basis.

SomaLogic, Inc.

Notes to Consolidated Financial Statements

Goodwill

Goodwill is the difference between the total consideration paid in a business combination and the fair value of the net of identifiable assets acquired and liabilities assumed. Goodwill is not amortized but is tested for impairment on an annual basis during the fourth quarter of the year and in interim periods if events or changes in circumstances indicate that it is more likely than not that the fair value of a reporting unit is below its carrying amount. All of the Company’s goodwill is assigned to its one reporting unit.

The Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount, including goodwill. If, after assessing the totality of events or circumstances, the Company determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then the quantitative goodwill impairment test is unnecessary. For the quantitative goodwill impairment test, the fair value of the reporting unit is compared to its carrying value and an impairment is recorded for the excess carrying value over fair value, not to exceed the carrying amount of goodwill. There were no goodwill impairment losses recorded for the year ended December 31, 2022. The Company had no goodwill as of December 31, 2021.

Impairment of Long-Lived Assets

The Company evaluates a long-lived asset (or asset group) for impairment whenever events or changes in circumstances indicate that the carrying value of the asset (or asset group) may not be recoverable. If indicators of impairment exist and the undiscounted future cash flows that the asset (or asset group) is expected to generate are less than the carrying value of the asset (or asset group), an impairment loss is recorded to write down the asset (or asset group) to its estimated fair value based on a discounted cash flow approach. There were no impairment losses recorded for the years ended December 31, 2022 and 2021.

Leases

Following the adoption of ASU 2016-02, Leases (Topic 842), on January 1, 2022, we determine if an arrangement is a lease at inception of the contract. Operating lease right-of-use (“ROU”) assets are included in other long-term assets, and operating lease liabilities are included in other current liabilities and other long-term liabilities in the consolidated balance sheets.

ROU assets and operating lease liabilities are recognized based on the present value of the future lease payments over the lease term at commencement date. As the implicit rate in the Company's leases is generally unknown, the Company uses its incremental borrowing rate based on the information available at the lease commencement date in determining the present value of future lease payments. The Company gives consideration to its credit risk, term of the lease, total lease payments and adjusts for the impacts of collateral, as necessary, when calculating its incremental borrowing rates.

Operating lease ROU assets include lease incentives and initial direct costs incurred. When the lease incentives specify a maximum level of reimbursement and we are reasonably certain to incur reimbursable costs equal to or exceeding this level, we include the lease incentive in the measurement of the ROU assets and lease liabilities at commencement. The lease terms may include options to extend or terminate the lease when it is reasonably certain the Company will exercise any such options. Lease costs for our operating leases are recognized on a straight-line basis within operating expenses over the lease term in the consolidated statements of operations and comprehensive loss.

We have lease agreements with lease and non-lease components. However, we have elected the practical expedient to not separate lease and non-lease components for all of our existing classes of assets. Therefore, the lease and non-lease components are accounted for as a single lease component. We have also elected to not apply the recognition requirement to any short-term leases with a term of 12 months or less.

We monitor for events or changes in circumstances that may require a reassessment or impairment of our leases, at which time our ROU assets for operating leases may be reduced by impairment losses.

Warrant Liabilities

During February 2021, in connection with CMLS II’s initial public offering, CMLS II issued 5,519,991 warrants (the “Public Warrants”) to purchase shares of Common Stock at $11.50 per share. Simultaneously, with the consummation of the CMLS II initial public offering, CMLS II issued 5,013,333 warrants through a private placement (the “Private Placement Warrants”, and together with the Public Warrants, the “Warrants”) to purchase shares of Common Stock at $11.50 per share. All of the Warrants were outstanding as of December 31, 2022.

SomaLogic, Inc.

Notes to Consolidated Financial Statements

We classify the Warrants as liabilities on our consolidated balance sheets as these instruments are precluded from being indexed to our own stock given that the terms allow for a settlement adjustment that does not meet the scope for the fixed-for-fixed exception in ASC 815, Derivatives and Hedging (“ASC 815”). Since the Warrants meet the definition of a derivative under ASC 815-40, the Company recorded these warrants as long-term liabilities at fair value on the date of the SPAC Merger, with subsequent changes in their respective fair values recognized within change in fair value of warrant liabilities in the consolidated statements of operations and comprehensive loss at each reporting date. See Note 12, Stockholders' Equity, for more information on the Warrants.

Earn-Out Liability

As a result of the SPAC Merger, additional shares of Common Stock were provided to SomaLogic Operating shareholders and to certain employees and directors of SomaLogic (“Earn-Out Service Providers”) of up to 3,500,125 and 1,499,875, respectively (the “Earn-Out Shares”). The Earn-Out Shares are payable if the price of our Common Stock is greater than or equal to $20.00 for a period of at least 20 out of 30 consecutive trading days at any time between the 13- and 24-month anniversary of the closing date of the SPAC Merger (the “Triggering Event”). Any Earn-Out Shares issuable to an Earn-Out Service Provider ( the “Service Provider Earn-Outs”) shall be issued only if such individual continues to provide services (whether as an employee or director) through the date of occurrence of the corresponding Triggering Event (or a change in control acceleration event, if applicable) that causes such Earn-Out Shares to become issuable. Any Earn-Out Shares that are forfeited pursuant to the preceding sentence shall be reallocated to the SomaLogic Operating shareholders in accordance with their respective pro rata Earn-Out Shares.

The Earn-Out Shares granted to shareholders are recognized as a liability in accordance with ASC 815. The liability was included as part of the consideration transferred in the SPAC Merger and was recorded at fair value. The earn-out liability is remeasured at the end of each reporting period, with subsequent changes in fair value recognized within change in fair value of earn-out liability in the consolidated statements of operations and comprehensive loss.

As the issuance of the Service Provider Earn-Outs is contingent on services being provided, they are accounted for in accordance with ASC 718, Compensation - Stock Compensation. See Note 13, Stock-based Compensation, for additional information regarding Service Provider Earn-Outs.

Revenue Recognition

The Company recognizes revenue from sales to customers under ASC 606, Revenue from Contracts with Customers (“ASC 606”). ASC 606 provides a five-step model for recognizing revenue that includes identifying the contract with a customer, identifying the performance obligations in the contract, determining the transaction price, allocating the transaction price to the performance obligations, and recognizing revenue when, or as, an entity satisfies a performance obligation.

The Company recognizes revenue when or as control of promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. Sales, value add, and other taxes collected concurrent with revenue-producing activities are excluded from revenue.

Payment terms may vary by customer, are based on customary commercial terms, and are generally less than one year. The Company does not adjust revenue for the effects of a significant financing component for contracts where the period between the transfer of the good or service and collection is one year or less. The Company expenses incremental costs to obtain a contract when incurred since the amortization period of the asset that would otherwise be recognized is one year or less.

Assay Services Revenue

The Company generates assay services revenue primarily from the sale of SomaScan® services. SomaScan® service revenue is derived from performing the SomaScan® assay on customer samples to generate data on protein biomarkers. Revenue from SomaScan® services is recognized at the time the analysis data or report is delivered to the customer, which is when control has been transferred to the customer. SomaScan® services are sold at a fixed price per sample without any volume discounts, rebates, or refunds.

SomaLogic, Inc.

Notes to Consolidated Financial Statements

The delivery of each assay data report is a separate performance obligation. For arrangements with multiple performance obligations, the transaction price must be allocated to each performance obligation based on its relative standalone selling price. Judgment is required to determine the standalone selling price for each distinct performance obligation as there are few directly comparable products in the market and factors such as customer size are factored into the determination of selling price. We determine standalone selling prices based on amounts invoiced to customers in observable transactions.

Product Revenue

Product revenue primarily consists of equipment and kit sales to customers that assay samples in their own laboratories. Equipment is generally accounted for as a bundle with installation, qualification and training services. Revenue is recognized based on the progress made toward achieving the performance obligation utilizing input methods, including costs incurred. Revenue from kit sales is recognized upon transfer of control to the customer. Shipping and handling costs billed to customers are included in product revenue in the consolidated statements of operations and comprehensive loss.

Collaboration Revenue

In July 2011, NEC Corporation (“NEC”) and the Company entered into a Strategic Alliance Agreement (the “SAA”) to develop a professional software tool to enable SomaScan® customers to easily access and interpret the highly multiplexed proteomic data generated by SomaLogic’s SomaScan® assay technology in the United States. To support this development, NEC made an upfront payment of $12.0 million. This agreement includes a clause whereby if there is a material breach of the contract or change in control of the Company, the Company may be required to pay a fee to terminate the agreement.

The Company determined that the SAA met the criteria set forth in ASC 808, Collaborative Arrangements, (“ASC 808”) because both parties were active participants and were exposed to significant risks and rewards dependent on commercial failure or success. The Company recorded the upfront payment as deferred revenue to be recognized over the period of performance of 15 years. The revenue was recorded in collaboration revenue in the consolidated statements of operations and comprehensive loss.

In March 2020, NEC and the Company mutually terminated the SAA and concurrently the Company and NEC Solution Innovators, Ltd. (“NES”), a wholly owned subsidiary of NEC, entered into a new arrangement, the JDCA, to develop and commercialize SomaScan® services in Japan, as described in the section entitled “Collaboration Agreements” above. NES agreed to make annual payments of $2 million for five years, for a total of $10.0 million, in exchange for research and development activities, as described below. The Company determined the JDCA should be accounted for as a modification of the SAA. Therefore, the remaining SAA deferred revenue balance as of the date of the modification was included as consideration under the JDCA resulting in total consideration of $15.3 million for research and development activities. We determined that this arrangement also meets the criteria set forth in ASC 808. The JDCA contains three separate performance obligations: (i) research and development activities, (ii) assay services, and (iii) a 10-year exclusive license of the Company’s intellectual property.

(i) Research and Development Activities

The Company determined that NES is not a customer with respect to the research and development activities associated with the collaboration arrangement under ASC 808. The Company recognizes revenue from these activities based on the progress made toward achieving the performance obligation utilizing input methods, including costs incurred, in collaboration revenue in the consolidated statements of operations and comprehensive loss.

(ii) Assay Services

The Company determined that NES is a customer for the assay services performance obligation, which should be accounted for using the criteria under ASC 606. The Company receives a fixed fee (standalone selling price) per sample in exchange for assaying samples, which is a service performed for other customers in the ordinary course of business. This performance obligation is recognized at a point in time when the assay data report is delivered to the customer and recorded in assay services revenue in the consolidated statements of operations and comprehensive loss.

SomaLogic, Inc.

Notes to Consolidated Financial Statements

(iii) License of Intellectual Property

The Company determined that NES is a customer for the license performance obligation, which should be accounted for using the criteria under ASC 606. The Company receives royalties based on NES’ net sales and determined the allocation of royalties solely to this performance obligation is consistent with the objectives in ASC 606. This performance obligation was satisfied at the beginning of the license term. Subject to the sales and usage-based royalty exception, revenue is recognized in the period in which the subsequent sale or usage has occurred. Royalties are recorded in other revenue in the consolidated statements of operations and comprehensive loss.

Other Revenue

Other revenue includes royalty revenue and revenue received from research grants. The Company recognizes royalty revenue for fees paid by customers in return for a license to make, use or sell certain licensed products in certain geographic areas. These fees are equivalent to a percentage of the customer’s related revenues. The Company recognizes revenue for sales-based or usage-based royalties promised in exchange for a functional license of intellectual property when the later of the following events occurs: (i) the subsequent sale or usage occurs, or (ii) the performance obligation to which some or all of the sales-based or usage-based royalty has been satisfied. As such, revenue is recognized in the period in which the subsequent sale or usage has occurred.

In June 2008, the Company and New England Biolabs, Inc. (“NEB”) entered into an exclusive licensing agreement, whereby the Company provides a license to use certain proprietary information and know-how relating to its aptamer technology to make and use commercial products. In exchange, the Company receives royalties from NEB for this functional license of intellectual property. In September 2022, the Company and NEB entered into a license and settlement agreement (“NEB Agreement”) that terminated the existing exclusive licensing arrangement and provided for a settlement of $8.0 million of previously constrained royalties. The NEB Agreement also provided a non-exclusive license arrangement for the same proprietary information and know-how under which the Company is guaranteed fixed minimum royalties of $15.0 million to be received over the next 3 years. The Company recognized revenue for the guaranteed fixed minimum royalties of $13.2 million for the year ended December 31, 2022, net of a significant financing component of $1.8 million. Any revenue above the guaranteed fixed minimum royalties is recognized in the period in which the subsequent sale or usage has occurred. The Company has recorded a receivable of $13.5 million as of December 31, 2022, of which $9.1 million is recorded in accounts receivable, net of current portion and $4.4 million is recorded in accounts receivable, net on the consolidated balance sheets. Interest income related to the significant financing component was $0.3 million for the year ended December 31, 2022, and is included in interest income and other, net in the consolidated statements of operations and comprehensive loss.

Grant revenue represents funding under cost reimbursement programs or fixed rate arrangements from government agencies and non-profit foundations for qualified research and development activities performed by the Company. The Company recognizes grant revenue when it is reasonably assured that the grant funding will be received as evidenced through the existence of a grant arrangement, amounts eligible for reimbursement are determinable and have been incurred, the applicable conditions under the grant arrangements have been met, and collectability of amounts due is reasonably assured. The classification of costs incurred related to grants is based on the nature of the activities performed by the Company. Grant revenue is recognized when the related costs are incurred and recorded in other revenue in the consolidated statements of operations and comprehensive loss.

Illumina Cambridge, Ltd.

On December 31, 2021, the Company entered into a multi-year arrangement with Illumina Cambridge, Ltd. (“Illumina Agreement”) to jointly develop and commercialize co-branded kits that will combine Illumina’s Next Generation Sequencing (“NGS”) technology with SomaLogic’s SomaScan technology. Pursuant to the agreement, we received a non-refundable upfront payment of $30.0 million on January 4, 2022. This arrangement is accounted for in accordance with ASC 606. The Company concluded there are two performance obligations: (1) SOMAmer reagents necessary to develop and commercialize NGS based proteomic products, inclusive of the rights to licenses, patents and training to allow for the use of such reagents and (2) an option to purchase goods post-commercialization with a material right (“Material Right”). The total transaction price is subject to a constraint since it is uncertain that commercialization will be achieved; and therefore the transaction price was determined to be $30.0 million and was allocated to each of the performance obligations identified on a relative standalone selling price basis. Revenue from the performance obligations is recognized as follows in product revenue in the consolidated statements of operations and comprehensive loss:

SomaLogic, Inc.

Notes to Consolidated Financial Statements

Reagents: Revenue is recognized when control transfers to the customer (i.e., when the SOMAmer reagents are shipped). The Company estimated the standalone selling price (“SSP”) based on observable pricing of similar performance obligations.

Material Right: Revenue is recognized when Illumina exercises its option to purchase goods post-commercialization. The Company estimated the SSP based on an incremental discount to be provided to the customer adjusted for the likelihood that Illumina will exercise the option.

In June 2022, Illumina issued a purchase order that changed the promises under the Illumina Agreement. The purchase order represents a contract modification that is accounted for prospectively as if it were a termination of the existing contract and the creation of a new contract.

As a result, the Company determined that there were three new performance obligations (total of five performance obligations): (1) equipment bundle that includes customization services, integration services, system qualification services, site initiation services and training (“Equipment Bundle”), (2) qualification kits, and (3) support services. The contract modification resulted in an increase in the transaction price of $0.5 million. The updated transaction price was allocated between the performance obligations on a relative SSP basis. The Company estimated the SSP based on observable pricing of similar performance obligations. Revenue from the performance obligations is recognized as follows in product revenue in the consolidated statements of operations and comprehensive loss:

Equipment Bundle: Revenue is recognized based on the progress made toward achieving the performance obligation utilizing input methods, including costs incurred.

Qualification Kits: Revenue is recognized when control transfers to the customer (i.e., when the qualification kits are shipped).

Support Services: Revenue is recognized for the support services as the services are provided.

During December 31, 2022, the Company recognized $0.1 million of revenue pursuant to the Illumina Agreement for performance obligations satisfied.

Cost of Assay Services Revenue

Cost of assay services revenue consists of raw materials and production costs, salaries and other personnel costs, overhead and other direct costs related to assay services revenue. It also includes costs for production variances, such as yield losses, material usages, spending and capacity variances. Cost of assay services revenue is recognized in the period the related revenue is recognized.

Cost of Product Revenue

Cost of product revenue consists primarily of raw materials, equipment and production costs, salaries and other personnel costs, overhead and other direct costs related to product revenue. Shipping and handling costs incurred for product shipments are included in cost of product revenue in the consolidated statements of operations and comprehensive loss. Cost of product revenue is recognized in the period the related revenue is recognized.

Research and Development

Research and development expenses, consisting primarily of salaries and benefits, laboratory supplies, clinical study costs, consulting fees and related costs, are expensed as incurred.

Selling, General and Administrative

Selling expenses consist primarily of personnel and marketing related costs and are expensed as incurred. Advertising costs totaled approximately $3.5 million and $0.7 million during the years ended December 31, 2022 and 2021, respectively.

SomaLogic, Inc.

Notes to Consolidated Financial Statements

General and administrative expenses consist primarily of personnel costs for the Company’s finance, human resources, business development and general management, as well as professional services, such as legal and accounting services. General and administrative expenses are expensed as incurred.

Income Taxes

We use the asset and liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on differences between the tax bases of assets and liabilities and their respective financial reporting amounts, based on enacted tax laws and statutory tax rates applicable to the periods in which these temporary differences are expected to reverse. The Company evaluates the need to establish or release a valuation allowance based upon expected levels of taxable income, future reversals of existing temporary differences, tax planning strategies, and recent financial operations. Valuation allowances are established to reduce deferred tax assets to the amount expected to be more likely than not realized in the future.

The effect of income tax positions is recognized only when it is more likely than not to be sustained. Interest and penalties associated with uncertain tax positions are recorded in income tax benefit (provision) in the consolidated statements of operations and comprehensive loss.

Stock-Based Compensation

The Company incurs stock-based compensation expense related to its equity awards granted under its stock-based compensation plans. These awards include stock options and restricted stock units. The fair value of stock option awards is estimated using a Black-Scholes valuation model. The fair value of restricted stock units is the closing market price per share of the Company’s stock on the grant date. The Company recognizes compensation expense on a straight-line basis over the vesting period.

The Company estimates forfeitures based on historical experience. Stock-based compensation expense is adjusted over the term of the awards to reflect their probability of vesting.

Set forth below are the assumptions used in valuing the stock options granted and a discussion of the Company’s methodology for developing each of the assumptions used:

•	Expected dividend yield — The Company did not pay regular dividends on its common stock and does not anticipate paying any dividends in the foreseeable future. Therefore, the Company used an expected dividend yield of zero in the option valuation model.

•	Expected volatility — Volatility is a measure of the amount by which a financial variable, such as share price, has fluctuated (historical volatility) or is expected to fluctuate (expected volatility) during a period. The Company analyzes the volatility used by similar public companies at a similar stage of development to estimate expected volatility. The comparable companies are chosen based on their similar size, stage in the life cycle or area of specialty.

•	Risk-free interest rate — We use a range of United States Treasury rates with a term that most closely resembles the expected life of the option as of the date of which the option was granted.

•	Expected average life of options — The expected life assumption is the expected time to exercise. The Company uses a simplified method to develop this assumption, which uses the average of the vesting period and the contractual terms, as the Company has limited historical information to develop reasonable expectations about future exercise patterns.

Fair Value of Common Stock

Prior to the SPAC Merger, the grant date fair value of the shares of common stock underlying stock options was determined by the Company’s Board of Directors with assistance of third-party valuation specialists. Because there was no public market for the Company’s common stock, the Board of Directors exercised reasonable judgment and considered a number of objective and subjective factors, combined with management’s judgments, to determine the best estimate of the fair value, which include financial condition and actual operating results; the progress of the Company’s research and development efforts; its stage of development; business strategy; the rights, preferences and privileges of the Company’s redeemable convertible preferred stock relative to those of the Company’s common stock; the prices at which the Company sold shares of its redeemable convertible preferred stock; equity market conditions of comparable public companies; general U.S. market conditions; and the lack of marketability of our common stock.

SomaLogic, Inc.

Notes to Consolidated Financial Statements

Following the SPAC Merger, the grant date fair values of these awards are determined based on the closing price of the Company’s common stock on the date of the grant.

Comprehensive Loss

Comprehensive loss is comprised of net loss and other comprehensive loss. Other comprehensive loss refers to gains and losses that are recorded as an element of stockholders’ equity but excluded from net loss. Our other comprehensive loss consists of foreign currency translation adjustments and net unrealized gain or losses on investments in available-for-sale securities.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock issued and outstanding during the period. Diluted net loss per share is similarly computed, except that the denominator includes the effect of contingently issuable shares, warrants, and stock options, using the treasury stock method, if including such potential shares of common stock is dilutive.

Segment Information

The Company has one operating segment. The Company’s chief operating decision maker (the “CODM”) role is performed by the Company’s Chief Executive Officer. The CODM manages the Company’s operations on a consolidated basis for purposes of allocating resources and assessing performance. Substantially all of the Company’s operations and decision-making functions are located in the United States.

Recent Accounting Pronouncements

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period and, as a result, we will not be required to adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies so long as we remain an emerging growth company.

Recently Adopted Accounting Standards

Goodwill Impairment. In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350), Simplifying the Test for Goodwill Impairment, to simplify the goodwill impairment test. ASU 2017-04 removes the requirement to determine the fair value of individual assets and liabilities in order to calculate a reporting unit’s “implied” goodwill. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. We adopted ASU 2017-04 upon completing the Palamedrix Acquisition in August 2022, which is when the Company recognizing goodwill for the first time.

Leases. In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize assets and liabilities for the rights and obligations created by most leases on their balance sheet. In June 2020, the FASB issued ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, which extended the effective date of ASU 2016-02 for non-public business entities.

We adopted ASU 2016-02, as amended, on January 1, 2022 using a modified retrospective approach and elected to apply the legacy lease guidance and disclosure requirements (“ASC 840”) in the comparative periods presented for the year of adoption.

SomaLogic, Inc.

Notes to Consolidated Financial Statements

We elected the package of transition practical expedients, permitting us to not reassess our prior conclusions about lease identification, lease classification and initial direct costs.

The new lease standard impacted our consolidated balance sheets as a result of the ROU assets and operating lease liabilities, but did not impact our consolidated statements of operations or consolidated statements of cash flows. The adoption did not require any cumulative-effect adjustments to opening accumulated deficit. We currently have no finance leases. Upon adoption, we recorded $4.1 million of ROU assets, $1.0 million of current operating lease liabilities, and $3.6 million of non-current operating lease liabilities.

For more information on our leases, refer to Note 6, Leases.

Income Taxes. In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which removes certain exceptions to the general principles of ASC 740 as part of an overall simplification initiative. We adopted ASU 2019-12 prospectively when it became effective on January 1, 2022 and the adoption did not have a material impact on our consolidated financial statements and related disclosures.

Accounting Standards Not Yet Adopted

Financial Instruments — Credit Losses. In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as amended, which sets forth a “current expected credit loss” (CECL) model that requires us to measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions, and reasonable supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost and applies to some off-balance sheet credit exposures. In November 2019, the FASB issued ASU 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, which extends the effective date of ASU 2016-13 for non-public business entities. ASU 2016-13, as amended, is effective for us on January 1, 2023. We do not expect the adoption to have a material impact on our consolidated financial statements and related disclosures.

Note 3 — Business Combinations

SPAC Merger

As described in Note 1, Description of Business, on September 1, 2021 (“Closing Date”), we consummated the SPAC Merger wherein SomaLogic Operating (“Old SomaLogic”) became a wholly-owned subsidiary of CMLS II. Pursuant to the terms of the Merger Agreement, the merger consideration payable to stockholders of Old SomaLogic at the Closing Date was $1.25 billion, consisting of cash payments of $50 million and equity consideration in the form of (i) the issuance of shares of Common Stock and (ii) rollover of Old SomaLogic’s outstanding options. The number of shares of Common Stock issued to Old SomaLogic stockholders was based on a deemed value of $10.00 per share after giving effect to the Exchange Ratio. Each share of Old SomaLogic Class B common stock (including shares of Old SomaLogic Class B common stock resulting from the deemed conversion of Old SomaLogic redeemable convertible preferred stock) converted into the right to receive 0.8381 shares (the "Exchange Ratio”) of our Class A common stock, par value $0.0001, which was renamed as common stock (“Common Stock”).

The SPAC Merger was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, CMLS II was treated as the “acquired” company for financial reporting purposes and SomaLogic Operating was treated as the accounting acquirer. Accordingly, our financial statements represent a continuation of the financial statements of SomaLogic Operating with the SPAC Merger being treated as the equivalent of SomaLogic Operating issuing stock for the net assets of CMLS II, accompanied by a recapitalization. The net assets of SomaLogic Operating was stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the SPAC Merger in these financial statements are those of SomaLogic Operating. The recapitalization of our Common Stock was reflected retrospectively to the earliest period presented.

SomaLogic, Inc.

Notes to Consolidated Financial Statements

Earn-Out Shares

The Merger Agreement also provides additional shares of Common Stock to Old SomaLogic shareholders and to certain employees and directors of SomaLogic (“Earn-Out Service Providers”) of up to 3,500,125 and 1,499,875, respectively (the “Earn-Out Shares”). The Earn-Out Shares are payable if the price of our Common Stock is greater than or equal to $20.00 for a period of at least 20 out of 30 consecutive trading days at any time between the 13- and 24-month anniversary of the Closing Date (the “Triggering Event”). Any Earn-Out Shares issuable to an Earn-Out Service Provider shall be issued only if such individual continues to provide services (whether as an employee or director) through the date of occurrence of the corresponding Triggering Event (or a change in control acceleration event, if applicable) that causes such Earn-Out Shares to become issuable (refer to Note 13, Stock-based Compensation). Any Earn-Out Shares that are forfeited pursuant to the preceding sentence shall be reallocated to the Old SomaLogic stockholders in accordance with their respective pro rata Earn-Out Shares. As of December 31, 2022, the contingency has not been met and, accordingly, no shares of Common Stock have been issued.

PIPE (Private Investment in Public Entity) Investment

In connection with the SPAC Merger, CMLS II entered into subscription agreements with certain institutional and accredited investors (the “PIPE Investors”), pursuant to which the PIPE Investors purchased, concurrently with the closing, an aggregate of 36,500,000 shares of Common Stock at a purchase price of $10.00 per share for an aggregate purchase price of $365.0 million (the “PIPE Investment”).

CMLS II Shares

In connection with the closing, certain CMLS II holders exercised their right to redeem certain of their outstanding shares for cash, resulting in the redemption of 809,850 shares of CMLS II common stock at an approximate price of $10.00 per share, for an aggregate of approximately $8.1 million, which was paid to such holders at the Closing Date (the “CMLS II Redemption”). Immediately following the Closing Date, all of the 6,900,000 issued and outstanding shares of CMLS II Class B common stock (“CMLS II Founder Shares”), automatically converted, on a one-for-one basis, into shares of Common Stock in accordance with CMLS II’s amended and restated certificate of incorporation.

Summary of Shares Issued

The following table details the number of shares of Common Stock issued immediately following the consummation of the SPAC Merger:

Shares
CMLS II Class A common stock, outstanding prior to SPAC Merger	27,600,000
Less: CMLS II Redemption shares	(809,850)
Class A common stock of CMLS II, net of redemptions	26,790,150
Conversion of CMLS II Founder Shares for Common Stock	6,900,000
Shares issued pursuant to PIPE Investment	36,500,000
Conversion of Old SomaLogic shares for Common Stock (1)	110,973,213
Total shares of SomaLogic Common Stock, immediately after SPAC Merger	181,163,363

(1) The number of Old SomaLogic shares was determined as the 75,404,883 shares of Old SomaLogic Class B common stock and 31,485,973 shares of Old SomaLogic redeemable convertible preferred stock (assuming deemed conversion to Old SomaLogic Class B common stock) outstanding immediately prior to the closing of the SPAC Merger multiplied by the Exchange Ratio of 0.8381.

Summary of Net Proceeds

On the Closing Date, SomaLogic received gross proceeds of $619.4 million, consisting of $365.0 million from the PIPE Investors and $254.4 million from CMLS II. The gross proceeds were reduced by $50 million of cash payments made to Old SomaLogic stockholders (based on certain Old SomaLogic stockholders’ election to receive cash instead of equity consideration) and $39.3 million of direct transaction costs incurred by the Company. These direct transaction costs were included in additional paid-in capital and reflected as an offset against the proceeds.Transaction costs associated with liability-classified instruments were not material.

SomaLogic, Inc.

Notes to Consolidated Financial Statements

Acquisition of Palamedrix, Inc.

On July 25, 2022, we entered into an Agreement and Plan of Merger to acquire 100% of the equity interests in Palamedrix, Inc. ("Palamedrix") (the “Palamedrix Acquisition”). Palamedrix is a DNA nano tech firm that provides scientific and engineering expertise, miniaturization technology and enhanced ease-of-use capabilities that the Company intends to leverage as it develops the next generation of SomaScan® Assay. The Palamedrix Acquisition provides for up to $0.5 million to be paid to the founders contingent upon settlement of pre-acquisition legal matters. It also provides for three potential additional payments of up to $17.5 million to the owners, including non-founder and founder employees, to be settled in cash and/or Common Stock contingent on the achievement of certain net sales milestone targets by the fifth and sixth year anniversary of the closing date of the acquisition (the “Milestone Consideration”). The acquisition closed on August 31, 2022.

The acquired business contributed revenue and expenses of nil and $2.1 million, respectively, for the year ended December 31, 2022.

The following table summarizes the fair value of consideration transferred to acquire Palamedrix:

(in thousands)
Cash	$15,778
Common Stock	11,832
Contingent consideration	1,448
Fair value of replaced Palamedrix equity awards relating to pre-combination service	625
Total consideration transferred	$29,683

Consideration transferred includes 3,215,295 shares of Common Stock issued to Palamedrix securityholders. An additional 815,177 shares of Common Stock were issued to Palamedrix employees and founders that were accounted for as post-combination compensation expense. The fair value of Common Stock is based on a per share price of $3.68 on August 31, 2022, the acquisition date.

We are in the process of completing our purchase accounting, whereby the purchase price is allocated to the identifiable assets acquired and liabilities assumed based upon their estimated fair values on the acquisition date. The purchase accounting is considered preliminary and is subject to revision based on final determinations of fair value and allocations of purchase price to the acquired identifiable assets acquired and liabilities assumed.

SomaLogic, Inc.

Notes to Consolidated Financial Statements

The following table represents the preliminary allocation of consideration transferred to the identifiable assets acquired and the liabilities assumed based on the fair values as of August 31, 2022:

(in thousands)
Cash and cash equivalents	$2,521
Prepaid expenses and other current assets	251
Property and equipment	1,246
Intangible assets	16,700
Other long-term assets	1,289
Accounts payable	(68)
Accrued liabilities	(81)
Other current liabilities	(634)
Deferred income taxes, net	(1,390)
Other long-term liabilities	(550)
Net identifiable assets acquired	19,284
Goodwill	10,399
Total consideration transferred	$29,683

The goodwill is generated from operational synergies and cost savings the Company expects to achieve from the combined operations and Palamedrix’s knowledgeable and experienced assembled workforce. The goodwill is not deductible for tax purposes.

All unvested awards of non-founder employees were accelerated on a discretionary basis as part of the Palamedrix Acquisition. These awards were exchanged at the close date for cash, Common Stock, and Milestone Consideration. As a result, the Company allocated $1.3 million of the total consideration transferred to post-combination compensation expense. The amount is recorded in selling, general and administrative in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2022.

In addition, the unvested awards of the Palamedrix founders were exchanged for cash, Common Stock, and Milestone Consideration on a consistent basis with all other shareholders. However, the Common Stock and Milestone Consideration replacement awards granted to the Palamedrix founders require continuing employment for a period of three years. The Common Stock awards vest ratably over the service period and are equity classified. The Milestone Consideration awards vest after a three year service period or upon the achievement of the milestones.

The Milestone Consideration replacement awards of non-founder and founder employees are accounted for under ASC 718. As the milestone payments are a fixed monetary value settled in cash and/or Common Stock, they are liability classified. A liability of $1.3 million as of December 31, 2022 is recorded in other long-term liabilities on the consolidated balance sheets.

As of December 31, 2022, we incurred $3.7 million of acquisition-related costs included in selling, general, and administrative expense in the consolidated statements of operations and comprehensive loss.

Unaudited Pro Forma Financial Information

The following supplemental pro forma information has been prepared as if the Palamedrix acquisition had occurred on January 1, 2021 and is for informational purposes only and is not necessarily indicative of the results of operations that would have been achieved as if the acquisition had taken place as of January 1, 2021.

	Pro forma year ended
	December 31, 2022	December 31, 2021
(in thousands)	(Unaudited)	(Unaudited)
Net loss	$(111,077)	$(100,837)

SomaLogic, Inc.

Notes to Consolidated Financial Statements

The unaudited supplemental pro forma information includes the estimated impact of certain material, nonrecurring adjustments directly attributable to the Palamedrix Acquisition. These pro forma adjustments primarily include the following:

	Pro forma year ended
	December 31, 2022	December 31, 2021
(in thousands)	(Unaudited)	(Unaudited)
Increase (decrease) to net loss to adjust for transaction costs	$4,877	$(4,877)
Increase (decrease) to net loss to reflect income tax benefit from the release of a portion of the valuation allowance	(622)	622
Increase (decrease) to net loss to adjust for compensation expense associated with replacement awards	62	(3,161)

These pro forma amounts have been calculated after applying our accounting policies and adjusting the results of Palamedrix to reflect the impact of transaction expenses incurred, income tax benefit from the release of a portion of the valuation allowance, and additional compensation expense that would have been charged assuming the replacement awards issued in conjunction with the Palamedrix Acquisition were issued and outstanding on January 1, 2021.

Note 4 — Revenue

The following table provides information about disaggregated revenue by product line:

	Year Ended December 31,
(in thousands)	2022	2021
Assay services revenue	$63,038	$68,038
Product revenue	4,243	1,277
Collaboration revenue	3,051	3,051
Other revenue:
Royalties	26,190	8,515
Other	1,144	745
Total other revenue	27,334	9,260
Total revenue	$97,666	$81,626

Contract Balances and Remaining Performance Obligations

Contract liabilities represent the Company’s obligation to transfer goods or services to customers from which we have received consideration. Deferred revenue is classified as current if the Company expects to be able to recognize the deferred amount as revenue within 12 months of the balance sheet date. Deferred revenue is recognized as or when the Company satisfies its performance obligations under the contract.

At December 31, 2022 and 2021, deferred revenue of $35.1 million and $5.4 million, respectively, was comprised of balances related to our collaboration, product, assay services, and other revenue. At December 31, 2022 and 2021, the portion of deferred revenue related to collaboration revenue was $2.9 million and $3.9 million, respectively. As of December 31, 2022, the estimated remaining performance period related to the deferred collaboration revenue is approximately 2.3 years. At December 31, 2022 and 2021, the portion of deferred revenue related to assay services and other revenue was $1.8 million and $1.5 million, respectively. As of December 31, 2022, the deferred revenue related to assay services and other revenue will be recognized within 12 months.

As of December 31, 2022 and 2021, the deferred product revenue related to the Illumina Agreement amounted to $30.4 million and nil, respectively. As of December 31, 2022, the estimated remaining performance obligation period is approximately eight years.

SomaLogic, Inc.

Notes to Consolidated Financial Statements

A summary of the change in contract liabilities is as follows:

	December 31,
(in thousands)	2022	2021
Balance at beginning of period	$5,385	$5,177
Recognition of revenue included in balance at beginning of period	(2,772)	(1,762)
Revenue deferred during the period, net of revenue recognized	32,502	1,970
Balance at end of period	$35,115	$5,385

Note 5 — Fair Value Measurements

Assets measured at fair value on a recurring basis

The following tables set forth our financial assets measured at fair value on a recurring basis and the level of inputs used in such measurements:

As of December 31, 2022 (in thousands)	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Aggregate Fair Value	Fair Value Level
Cash and cash equivalents:
Cash	$44,045	$—	$—	$44,045	Level 1
Money market funds	377,785	—	—	377,785	Level 1
Total cash and cash equivalents	421,830	—	—	421,830
Investments:
Commercial paper	58,794	—	(195)	58,599	Level 2
U.S. Treasuries	35,252	—	(175)	35,077	Level 2
Asset-backed securities	—	—	—	—	Level 2
Corporate bonds	11,782	—	(39)	11,743	Level 2
Agency bonds	12,426	—	(87)	12,339	Level 2
Total investments	118,254	—	(496)	117,758
Total assets measured at fair value on a recurring basis	$540,084	$—	$(496)	$539,588

SomaLogic, Inc.

Notes to Consolidated Financial Statements

As of December 31, 2021 (in thousands)	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Aggregate Fair Value	Fair Value Level
Cash and cash equivalents:
Cash	$114,533	$—	$—	$114,533	Level 1
Money market funds	324,955	—	—	324,955	Level 1
Total cash and cash equivalents	439,488	—	—	439,488
Investments:
Commercial paper	177,852	16	(57)	177,811	Level 2
U.S. Treasuries	12,021	—	(9)	12,012	Level 2
Asset-backed securities	12,084	—	(8)	12,076	Level 2
Corporate bonds	16,332	—	(13)	16,319	Level 2
Total investments	218,289	16	(87)	218,218
Total assets measured at fair value on a recurring basis	$657,777	$16	$(87)	$657,706

All of the commercial paper, U.S. Treasuries, asset-backed securities, corporate bonds, and agency bonds are designated as available-for-sale securities and have an effective maturity date that is less than one year from the respective balance sheet date, and accordingly, have been classified as current in the consolidated balance sheets.

We classify our investments in money market funds within Level 1 of the fair value hierarchy because they are valued using quoted market prices. We classify our commercial paper, U.S Treasuries, asset-backed securities, corporate bonds and agency bonds as Level 2 and obtain the fair value from a third-party pricing service, which may use quoted market prices for identical or comparable instruments or model-driven valuations using observable market data or inputs corroborated by observable market data.

As all of our available-for-sale securities have been held for less than a year as of both December 31, 2022 and 2021, no security has been in an unrealized loss position for 12 months or greater. We evaluated our securities for other-than temporary impairment and considered the decline in market value for the securities to be primarily attributed to current economic and market conditions. It is not more likely than not that we will be required to sell the securities before their scheduled maturities, and we do not intend to do so prior to the recovery of the amortized cost basis. Based on this analysis, the available-for-sale securities were not considered to be other-than-temporarily impaired as of December 31, 2022 and 2021.

Liabilities measured at fair value on a recurring basis

The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	December 31,		Fair Value
(in thousands)	2022	2021	Level
Liabilities:
Warrant liability - Public Warrants	$2,208	$18,437	Level 1
Warrant liability - Private Placement Warrants	2,005	16,744	Level 2
Earn-out liability	15	26,885	Level 3
Milestone contingent consideration	1,165	—	Level 3
Holdback contingent consideration	450	—	Level 3
Total liabilities measured at fair value on a recurring basis	$5,843	$62,066

SomaLogic, Inc.

Notes to Consolidated Financial Statements

Warrant liabilities

The Public Warrants were valued using Level 1 inputs as they are traded in an active market. The fair value of the Private Placement Warrants is equivalent to that of the Public Warrants as they have substantially the same terms; however, as they are not actively traded, they are classified as Level 2 in the hierarchy table above.

Earn-out liability

The fair value of the Earn-Out Shares was estimated using a Monte Carlo simulation model. The fair value is based on the simulated price of the Company over the maturity date of the contingent consideration and increased by estimated forfeitures of Earn-Out Shares issued to Earn-Out Service Providers.

The significant unobservable inputs used in the Monte Carlo simulation to measure the Earn-Out Shares that are categorized within Level 3 of the fair value hierarchy were as follows:

	December 31, 2022	December 31, 2021
Stock price on valuation date	$2.51	$11.64
Volatility	78.10%	85.60%
Risk-free rate	4.75%	0.34%
Dividend yield	—%	—%

The change in the fair value of the earn-out liability is summarized as follows:

(in thousands)	Fair Value
Balance as of Fair value of earn-out liability at Closing Date	$25,016
Change in fair value of earn-out liability	1,869
Balance as of December 31, 2021	$26,885
Change in fair value of earn-out liability	(26,870)
Balance as of December 31, 2022	$15

Milestone Contingent Consideration

The fair value of milestone contingent consideration was estimated using a Monte Carlo simulation model. The fair value is based on an option pricing framework, whereby a range of possible scenarios were simulated around forecasted net sales.

The significant unobservable inputs used in the Monte Carlo simulation to measure the milestone contingent consideration that are categorized within Level 3 of the fair value hierarchy were as follows:

December 31, 2022
Volatility	35.0%
Risk-free rate	4.0%
Weighted average cost of capital	30.0%
Cost of debt	10.0%

The change in the fair value of the milestone contingent consideration is summarized as follows:

(in thousands)	Fair Value
Fair value of milestone contingent consideration at date of Palamedrix Acquisition	$998
Change in fair value of milestone contingent consideration	167
Balance as of December 31, 2022	$1,165

SomaLogic, Inc.

Notes to Consolidated Financial Statements

Holdback Contingent Consideration

The fair value of holdback contingent consideration was estimated using a scenario-based analysis. The fair value is based on the expected holdback release date and expected holdback payment. The future expected payments were discounted to the valuation date using the cost of debt.

The significant unobservable inputs used in the scenario-based analysis to measure the holdback contingent consideration that are categorized with Level 3 of the fair value hierarchy were as follows:

December 31, 2022
Cost of debt	10.2%

There was no change in fair value between the acquisition date of August 31, 2022 and December 31, 2022.

Note 6 — Leases

We have operating leases for certain office spaces with lease terms ranging from two to five years. These leases require monthly lease payments that may be subject to annual increases throughout the lease term. Certain of these leases also include renewal options at our election to renew or extend the leases for additional periods ranging from three to ten years. These optional periods have not been considered in the determination of the ROU assets or lease liabilities associated with these leases as we did not consider the exercise of these options to be reasonably certain. The ROU asset is included in other long-term assets on the consolidated balance sheets and was $3.9 million as of December 31, 2022.

Lease Costs

Lease costs for operating leases are recognized on a straight-line basis over the lease term. The total lease cost for the period was as follows:

(in thousands)	December 31, 2022
Operating lease cost (1)	$6,879
Short-term lease cost	959
Variable lease cost	46
Total lease cost	$7,884

(1) Operating lease cost includes $5.0 million lease termination fee incurred during the year ended December 31, 2022.

Rent expense for the year ended December 31, 2021 for operating leases was $1.8 million.

Lease Maturities

The table below reconciles the undiscounted lease payment maturities to the lease liabilities for our operating leases as of December 31, 2022:

(in thousands)	December 31, 2022
2023	$2,561
2024	1,143
2025	834
2026	143
Thereafter	—
Total	4,681
Less: amount of lease payments representing interest	(141)
Present value of future lease payments	4,540
Less: current operating lease liabilities (included in other current liabilities)	(2,477)
Long-term operating lease liabilities (included in other long-term liabilities)	$2,063

SomaLogic, Inc.

Notes to Consolidated Financial Statements

Supplemental Lease Information

Supplemental information related to our operating leases was as follows:

December 31, 2022
Weighted average remaining lease term	2.3 years
Weighted average discount rate	2.5%

Cash paid for amounts included in the measurement of our operating lease liabilities for the period ended December 31, 2022 was $2.1 million.

In February 2022, we executed two separate lease agreements (the “Leases”) to lease buildings pending construction that had not yet commenced. Both leases were set to expire on November 30, 2033, unless extended or early terminated in accordance with the terms of the lease. In accordance with the lease agreements, we made a deposit of $4.1 million during the first quarter of 2022. The deposit is restricted from withdrawal and held by a bank in the form of collateral for an irrevocable standby letter of credit held as security.

On August 25, 2022, we entered into a lease termination agreement (the “Lease Termination”) for the Leases prior to lease commencement. As consideration for the termination of the Leases, we agreed to pay the landlord a termination fee of $6.0 million of which $2.5 million was paid on the termination date. During the fourth quarter of 2022 the remaining liability was reduced by $1.0 million after the landlord entered into a separate lease with a third party. The remaining $2.5 million liability is recorded in accrued liabilities on the consolidated balance sheets and was paid in January 2023. The $4.1 million deposit is classified as restricted cash and included in prepaid expenses and other current assets in the consolidated balance sheets and was released from restricted cash once the termination fee was paid in full.

Note 7 — Inventory

Inventory was comprised of the following:

	December 31,
(in thousands)	2022	2021
Raw materials	$16,710	$15,030
Work in process	1,191	175
Finished goods	639	93
Total inventory	$18,540	$15,298
Inventory (current)	$13,897	$11,213
Non-current inventory	$4,643	$4,085

SomaLogic, Inc.

Notes to Consolidated Financial Statements

Note 8 — Property and Equipment

Property and equipment was comprised of the following:

	December 31,
(in thousands)	2022	2021
Lab equipment	$14,978	$10,504
Computer equipment	1,600	1,416
Furniture and fixtures	1,343	951
Software	891	1,081
Cloud computing arrangements	12,520	3,785
Leasehold improvements	2,395	2,275
Construction in progress	3,736	4,789
Total property and equipment, at cost	37,463	24,801
Less: Accumulated depreciation and amortization	(17,899)	(15,244)
Property and equipment, net	$19,564	$9,557

Depreciation expense was $1.9 million and $1.8 million for the years ended December 31, 2022 and 2021, respectively. Amortization expense related to internal use software was $2.7 million and $0.8 million for the years ended December 31, 2022 and 2021, respectively. The unamortized costs related to cloud hosting arrangements as of December 31, 2022 and 2021 was $8.4 million and $2.4 million, respectively.

Note 9 — Accrued Liabilities

Accrued liabilities consisted of the following:

	December 31,
(in thousands)	2022	2021
Accrued compensation	13,897	9,832
Accrued restructuring costs	2,223	—
Accrued lease termination fee	2,500	—
Accrued real estate agent commission	764	—
Accrued charitable contributions	—	400
Accrued medical claims	663	398
Other	631	479
Total accrued liabilities	$20,678	$11,109

Note 10 — Commitments and Contingencies

Legal Proceedings

We are subject to claims and assessments from time to time in the ordinary course of business. We will accrue a liability for such matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. When only a range of possible loss can be established, the most probable amount in the range is accrued. If no amount within this range is a better estimate than any other amount within the range, the minimum amount in the range is accrued. We are not currently party to any material legal proceedings in which a potential loss is probable or reasonably estimable.

SomaLogic, Inc.
Notes to Consolidated Financial Statements

Indemnification

In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnifications. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future, but that have not yet been made. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. However, the Company may record charges in the future as a result of these indemnification obligations.

Note 11 — Debt

As of December 31, 2022 and 2021, we did not have any debt outstanding.

The loan resulting from the Paycheck Protection Program was forgiven during the second quarter of 2021 and resulted in a gain on extinguishment of debt of $3.6 million for the year ended December 31, 2021. The debt under the Company’s credit agreement was settled in 2021, which resulted a $5.2 million loss on extinguishment of debt for the year ended December 31, 2021. In July 2021, the convertible debt was converted into 571,642 shares of Common Stock (as converted), which resulted in a $2.7 million loss on extinguishment of debt.

Total interest expense related to these forms of debt totaled $1.3 million for the year ended December 31, 2021.

Note 12 — Stockholders' Equity

Common and Preferred Stock

On September 1, 2021, in connection with the SPAC Merger, the Company amended and restated its certificate of incorporation to authorize 600,000,000 shares of Common Stock, par value of $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share.

Warrants

As of December 31, 2022, there were an aggregate of 5,519,991 and 5,013,333 outstanding Public Warrants and Private Placement Warrants, respectively. Each warrant entitles the holder to purchase one share of our Common Stock at a price of $11.50 per share at any time commencing on February 25, 2022. The Warrants will expire on September 1, 2026 or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants, so long as they are held by CMLS Holdings II LLC, a Delaware limited liability company (the “Sponsor”) or any of its permitted transferees, (i) will not be redeemable by the Company (except as described below in “Redemption of Warrants When the Price per Share of Common Stock Equals or Exceeds $10.00”), (ii) may be exercised by the holders on a cashless basis, and (iii) will be entitled to certain registration rights. If the Private Placement Warrants are held by a holder other than the Sponsor or any of its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios applicable to the Public Warrants and exercisable by such holders on the same basis as the Public Warrants.

Redemptions of warrants when the price per share of Common Stock equals or exceeds $18.00 - Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the closing price of the Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends to the notice of redemption to the warrant holders.

Redemptions of warrants when the price per share of Common Stock equals or exceeds $10.00 - Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

●	in whole and not in part;

SomaLogic, Inc.
Notes to Consolidated Financial Statements

●	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares, based on the redemption date and the “fair market value” of our Common Stock (as defined below) except as otherwise described below;

●	if, and only if, the closing price equals or exceeds $10.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

●	if the closing price of the Common Stock for any 20 trading days within a 30-trading day period ending three trading days before the Company sends notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of our Common Stock shall mean the volume weighted average price of our Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Common Stock per warrant (subject to adjustment).

We will not redeem the Warrants as described above unless an effective registration statement under the Securities Act of 1933, as amended, covering our Common Stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Common Stock is available throughout the 30-day redemption period. If the foregoing conditions are satisfied and we issue a notice of redemption, each warrant holder will be entitled to exercise their warrants prior to the scheduled redemption date.

The Company may not redeem the Private Warrants, so long as they continue to be held by the original purchasers or permitted transferees. However, if the Private Warrants are transferred and no longer held by the original holder (or permitted transferees), such Warrants will automatically convert into Public Warrants and become subject to the same redemption provisions. Such Warrants will cease to exist as Private Warrants.

Note 13 — Stock-based Compensation

We maintain three equity incentive plans – the 2009 Equity Incentive Plan (the “2009 Plan”), the 2017 Equity Incentive Plan (the “2017 Plan”), and the 2021 Equity Incentive Plan (the “2021 Plan”) under which incentive and nonstatutory stock options to purchase shares of Old SomaLogic’s common stock were granted to employees, directors, and non-employee consultants. The 2009 Plan was terminated upon the adoption of the 2017 Plan, and no further awards were granted under the 2009 Plan thereafter. The outstanding options previously granted under the 2009 Plan continued to remain outstanding under the 2017 Plan.

Upon consummation of the SPAC Merger, all outstanding options were converted into an option to acquire an adjusted number of shares of Common Stock of SomaLogic at an adjusted exercise price per share based on the Exchange Ratio. Such options continue to be governed by substantially the same terms and conditions, including vesting, as were applicable to the original instrument.

In September 2021, our Board of Directors adopted, and our stockholders approved, a new incentive plan (the “2021 Plan”), under which the Company may grant cash and equity incentive awards in the form of stock options, stock appreciation rights, restricted stock, other stock-based awards, other cash-based awards, and performance awards to employees, directors, and consultants of the Company. The 2021 Plan became effective upon the closing of the SPAC Merger. The 2017 Plan was terminated when the Board adopted the 2021 Plan but continues to govern certain terms and conditions of awards granted thereunder. In January 2022, we increased the reserve of Common Stock for issuance under all incentive plans by 9,077,612 shares in accordance with our 2021 Plan. As of December 31, 2022, we were authorized to issue a maximum of 30,377,612 shares of Common Stock. As of December 31, 2022, 13,635,529 awards have been granted under the 2021 Plan. As of December 31, 2022, we have reserved 44,695,641 shares of Common Stock for issuance under all incentive plans.

Stock-based compensation includes grants of equity incentive awards in the form of stock options and other stock-based awards as well as the issuance of common stock under a consulting agreement, issuance of Earn-Out Shares to service providers in connection with the SPAC Merger, issuance of common stock subject to vesting conditions issued to Palamedrix founder employees, and Milestone Consideration replacement awards of non-founder and founder employees. Stock-based compensation also includes the impact of common stock purchased through our employee stock purchase plan, which allows eligible employees to purchase shares of our Common Stock at a price equal to 85% of their fair market value on the last day of a defined offering period.

SomaLogic, Inc.
Notes to Consolidated Financial Statements

Stock-based compensation was recorded in the consolidated statements of operations and comprehensive loss as shown in the following table:

	Year Ended December 31,
(in thousands)	2022	2021
Cost of assay services revenue	$1,080	$633
Cost of product revenue	53	14
Research and development	8,186	10,958
Selling, general and administrative	34,290	16,810
Total stock-based compensation	$43,609	$28,415

Stock-based compensation will fluctuate based on the grant-date fair value of awards, the number of awards, the requisite service period of the awards, modification of awards, employee forfeitures and the timing of the awards. Expense related to each stock option and restricted stock unit (“RSU”) award is recognized on a straight-line basis over the requisite service period of the entire award.

Stock Options Awards

At December 31, 2022, there were 19,644,029 options outstanding within the 2009 Plan, the 2017 Plan, and the 2021 Plan and 3,897,165 options outstanding that were granted outside of the incentive plans. Generally, options vest over four years, with 25% vesting upon the first-year anniversary of the grant date and the remaining options vesting ratably each month thereafter.

The following table shows a summary of all stock option activity for the year ended December 31, 2022:

	Stock Options	Weighted Average Exercise Price (per share)	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in thousands)
December 31, 2021	19,702,845	$5.83
Granted	7,361,072	$7.13
Exercised	(1,906,530)	$2.52
Forfeited	(1,616,193)	$6.8
Expired	—	$—
Outstanding as of December 31, 2022	23,541,194	$6.44	8.17	$368
Exercisable as of December 31, 2022	11,647,109	$5.57	7.41	$368
Vested and expected to vest as of December 31, 2022	20,887,358	$6.33	8.07	$368

SomaLogic, Inc.
Notes to Consolidated Financial Statements

The assumptions used in valuing the stock options granted are set forth in the following table:

Year Ended December 31,
	2022	2021
Expected dividend yield	—%	—%
Expected volatility	76.4 – 80.3%	71.4 – 92.8%
Risk-free interest rate	1.58 – 4.16%	0.64 – 1.38%
Expected weighted-average life of options	6.03 years	6.04 years

The total intrinsic value of options exercised during the years ended December 31, 2022 and 2021 was approximately $9.9 million and $4.7 million, respectively.

The weighted-average grant date fair value for options granted during the years ended December 31, 2022 and 2021 was $4.85 and $4.78, respectively.

Based on options granted to employees as of December 31, 2022, total compensation expense not yet recognized related to unvested options is approximately $38.9 million, which is expected to be recognized over a weighted average period of 2.73 years.

During 2022, the Company modified options and RSUs held by certain terminated executives and certain employees whose employment was terminated as part of the Strategic Reorganization to accelerate the vesting and/or extend contractual terms. In connection with these modifications, the Company incurred incremental stock-based compensation expense of $8.3 million during the year ended December 31, 2022.

In June 2021, the Company modified options held by directors that resigned from our Board of Directors to accelerate the vesting and/or extend contractual terms. In connection with these modifications, the Company recorded incremental stock-based compensation expense of $0.7 million during the year ended December 31, 2021.

Restricted Stock Units

RSUs vest subject to the satisfaction of service requirements. The grant-date values of these awards are determined based on the closing price of the Company’s common stock on the date of the grant.

The following table shows a summary of all RSU activity for the year ended December 31, 2022:

	RSUs	Weighted-Average Grant Date Fair Value Per Share
Unvested at December 31, 2021	—	$—
Granted	3,330,009	$4.65
Vested	(12,031)	$9.08
Forfeited	(233,599)	$5.84
Unvested at December 31, 2022	3,084,379	$4.55
Unrecognized stock-based compensation expense at December 31, 2022 (in millions)	$8.6
Weighted average remaining period at December 31, 2022	2.84 years

The total fair value of RSUs that vested during the year ended December 31, 2022 was $0.1 million. We have not recognized any tax benefits related to the effects of employee stock-based compensation expense. No RSUs were granted or vested prior to 2022.

Service Provider Earn-Out Shares

As of December 31, 2022, 1,146,159 Service Provider Earn-Outs were outstanding after forfeitures. Upon forfeiture, the forfeited shares will be redistributed to the Old SomaLogic stockholders. The weighted average grant date fair value of the Service Provider Earn-Outs was $7.04 per share, and was recognized as stock-based compensation expense on a straight-line basis over the derived service period of 1.2 years. The assumptions used in valuing the Service Provider Earn-Outs using the Monte Carlo simulation included volatility of 89.8%, risk-free interest rate of 0.10% to 0.11%, and a stock price of $10.63 to $10.67. The Company recorded $5.8 million and $2.9 million in stock-based compensation expense related to the Service Provider Earn-Outs during the years ended December 31, 2022 and 2021, respectively. As the derived service period has passed, expenses related to the Service Provider Earn-Outs have been fully recognized as of December 31, 2022.

SomaLogic, Inc.
Notes to Consolidated Financial Statements

Replacement Awards Subject to Vesting Conditions

In connection with the Palamedrix Acquisition, we issued 1,209,801 shares of Common Stock and Milestone Consideration to founder employees that require continuing employment for a period of three years. Related stock-based compensation expense of $0.6 million was recorded in research and development expense in the consolidated statement of operations and comprehensive loss during the year ended December 31, 2022.

Secondary Sale Transaction

In July 2021, an employee of the Company sold shares of the Company’s common stock and vested options to acquire shares of our common stock at a sales price that was above the then-current fair value. Since the purchasing parties are holders of economic interest in the Company and acquired shares and options from a current employee at a price in excess of fair value of such shares and options, the amount paid in excess of the fair value at the time of the secondary sale was recognized as stock-based compensation expense.

Total stock-based compensation expense related to the secondary sale transaction of $6.5 million was recorded within research and development expenses in the consolidated statements of operations and comprehensive loss during the year ended December 31, 2021.

Performance Awards

In July 2021, we entered into a consulting agreement (the “Consulting Milestone Agreement”) with a vendor, Abundant Venture Innovation Accelerator (“AVIA”), to provide services related to expanding our contractual relationships with health system providers. The Consulting Milestone Agreement includes a fixed amount of compensation in our Common Stock for achievement of certain milestones related to our business. We account for these awards as stock compensation liabilities with a performance condition, which are measured at fair value on the date of the grant and recognized over the expected performance period when it is probable the milestone will be achieved.

In August 2021, we issued 14,727 shares of Old SomaLogic Class B common stock related to this Consulting Milestone Agreement for milestones achieved. These shares are presented in the consolidated statements of stockholders’ equity as 12,342 shares of Common Stock as a result of the reverse recapitalization. In December 2021, we issued additional 53,120 shares of Common Stock related to the Consulting Milestone Agreement. We recognized approximately $0.8 million of stock-based compensation expense during the year ended December 31, 2021. In June 2022, we amended the Consulting Milestone Agreement to redefine the milestones and payment terms. There were no issuances of or further commitment to issue Common Stock for the year ended December 31, 2022.

Note 14 — Income Taxes

The components of the Company’s provision for income taxes are as follows:

	Year Ended December 31,
(in thousands)	2022	2021
Current income tax expense (benefit)
Federal	$—	$—
State	76	17
Foreign	13	21
	89	38
Deferred tax expense (benefit)
Federal	(982)	—
State	176	—
Foreign	—	—
	(806)	—
Provision for income taxes	$(717)	$38

SomaLogic, Inc.
Notes to Consolidated Financial Statements

The Company recorded $0.7 million of income tax benefit for the year ended December 31, 2022 resulting from changes in the valuation allowance due to deferred tax liabilities resulting from acquired indefinite lived intangible assets as part of the Palamedrix Acquisition.

A reconciliation of the income tax benefit calculated at the federal statutory rate to the total income tax provision is as follows:

	Year Ended December 31,
(in thousands)	2022	2021
Income tax benefit at the federal statutory rate	$(23,073)	$(18,404)
State income taxes, net of federal income tax benefit	(5,296)	(3,008)
Nondeductible stock-based compensation	(4,804)	1,049
Expiration of net operating loss and research and development credits	3,084	3,244
Change in valuation allowance	36,441	15,092
Other permanent items	(5,658)	1,311
Research and development credits	(2,691)	(1,110)
Return to provision adjustments	829	855
Other, net	451	1,009
Provision for income taxes	$(717)	$38

The components of the deferred income tax assets and liabilities is as follows:

	December 31,
(in thousands)	2022	2021
Deferred income tax assets:
Net operating loss carryforwards	$104,666	$98,032
Research and development credits	13,780	11,264
Depreciation and amortization	288	598
Deferred revenue	8,548	1,344
Accrued expenses and non-deductible reserves	471	200
Compensation accruals	2,415	1,796
Stock-based compensation	19,065	11,952
Interest expense carryforward	4,920	6,628
Section 174 expense	17,714	—
Lease liability	1,105	—
Other	862	1,139
	173,834	132,953
Valuation allowance	(169,394)	(132,953)
Deferred tax assets (net)	4,440	—

Deferred income tax liabilities:
Intangible assets	(4,065)	—
Right of use asset	(960)	$—
Net deferred income tax liabilities	$(585)	$—

As of December 31, 2022, and 2021, a valuation allowance of $169.4 million and $133.0 million was established against the Company’s deferred tax assets as the Company believes it is more likely than not these tax attributes would not be realizable in the future. The valuation allowance increased by $36.4 million for the year ended December 31, 2022.

The Company evaluates the need to establish a valuation allowance by considering all available positive and negative evidence, including expected levels of taxable income, future reversals of existing temporary differences, tax planning strategies, and recent financial operations. The Company establishes a valuation allowance to reduce deferred tax assets to the extent it is more likely than not that some, or all, of the deferred tax assets will not be realized. Accordingly, the Company has established a valuation allowance equal to the net realizable deferred tax assets. The Company will continue to monitor its available positive and negative evidence in assessing the realization of its deferred tax assets in the future, and should there be a need to release the valuation allowance, a tax benefit will be recorded.

SomaLogic, Inc.
Notes to Consolidated Financial Statements

As of December 31, 2022, and 2021, the Company had federal net operating losses (“NOLs”) of $416.3 million and $385.5 million, respectively. Of the aggregate federal NOLs at December 31, 2022, $221.8 million can be carried forward indefinitely, and the remaining $194.5 million will begin to expire in 2023.

As of December 31, 2022, and 2021, the Company had state NOLs of $359.5 million and $359.9 million, respectively, which begin to expire in 2023.

As of December 31, 2022, and 2021, the Company had research and development credit carryforward of $14.8 million and $12.5 million, respectively, which begin to expire in 2023.

Our U.S. deferred tax assets are also subject to annual limitation under Section 382 of the Internal Revenue Code of 1986 due to stock ownership changes that have occurred, primarily as a result of the SPAC Merger completed on September 1, 2021. Based on an analysis completed during 2021, we have concluded that all of our historical U.S. deferred tax assets generated through December 31, 2020 are available to us for future use to offset taxable income. We may experience ownership changes in the future as a result of shifts in our stock ownership (some of which may be outside our control). Therefore, available U.S. deferred tax assets may be further limited in the event of another significant ownership change.

The Company files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions with varying statutes of limitations. As of December 31, 2022, the Company is not under examination in any jurisdiction and the tax years 2018 through 2021 remain open to examination in its federal and state jurisdictions. The Company believes no significant changes in the unrecognized tax benefits will occur within the next 12 months.

A reconciliation of the unrecognized tax benefits is as follows:

	December 31,
(in thousands)	2022	2021
Unrecognized tax benefit – beginning balance	$1,251	$1,176
Increase related to tax positions taken in the current year	269	111
Increase related to tax positions taken in the prior year	—	—
Decrease related to tax positions taken in the prior year	(38)	(36)
Unrecognized tax benefit – ending balance	$1,482	$1,251

The unrecognized tax benefits are classified as a reduction of deferred tax assets on the consolidated balance sheets. As of December 31, 2022, and 2021, there are $1.5 million and $1.3 million of unrecognized tax benefits that, if recognized, would favorably affect the Company’s effective tax rate, respectively.

The Company did not recognize any interests or penalties in all periods presented or accrue any interests or penalties as of December 31, 2022, and 2021.

Note 15 — Employee Benefit Plans

The Company sponsors a 401(k) plan, covering all employees in the United States. The Company matches 100% of the first 4% of employee contributions with immediate vesting. We made matching contributions of approximately $2.1 million and $1.1 million during the years ended December 31, 2022 and 2021, respectively.

Note 16 — Related Parties

The Company paid $0.4 million and $0.2 million of an unconditional contribution to a related party during the years ended December 31, 2022 and 2021, respectively. As of December 31, 2022, there is no additional remaining pledge.

Casdin Partners Master Fund, L.P (“Casdin”), founded by Eli Casdin, a member of the Company’s Board of Directors and principal owner of the Company, was a shareholder of Palamedrix. Upon the Company’s acquisition of Palamedrix, Casdin received $0.8 million in cash, $0.8 million in equity, and the right to receive up to $0.3 million of Milestone Consideration related to the achievement of net sales milestones.

SomaLogic, Inc.
Notes to Consolidated Financial Statements

Note 17 — Net Loss Per Share

The following table sets forth the computation of basic and diluted net loss per share (in thousands, except share and per share data):

	Year Ended December 31,
(in thousands, except share and per share data)	2022	2021
Net loss	$(109,157)	$(87,547)
Weighted-average shares outstanding, basic and diluted	183,991,643	137,157,283
Net loss per share, basic and diluted	$(0.59)	$(0.64)

During periods in which the Company incurs a net loss, diluted weighted average shares outstanding are equal to basic weighted average shares outstanding because the effect of all awards is anti-dilutive. The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share for the periods presented because including them would have been anti-dilutive:

	Year Ended December 31,
	2022	2021
Anti-dilutive shares:
Stock options to purchase common stock	23,541,194	19,702,845
Public Warrants and Private Placement Warrants	10,533,324	10,533,324
Unvested RSUs outstanding	3,084,379	—
Replacement awards subject to vesting conditions	1,209,801	—
Total anti-dilutive shares	38,368,698	30,236,169

The calculation of diluted net loss per share does not consider the effect of contingently issuable shares that are contingent on the occurrence of a future event that has not yet occurred. As of December 31, 2022, the contingency for the Earn-Out Shares had not been met and therefore the Earn-Out Shares were not considered in the computation of diluted net loss per share.

Note 18 — Restructuring

On December 16, 2022, following the completion of a strategic review of our business, we announced a workforce reduction plan (the "Strategic Reorganization") to reduce operating costs and focus on long-term growth opportunities in our life sciences business. Under this Strategic Reorganization, we reduced our workforce by approximately 16%, with a majority of these employees separating in December and the remaining affected employees separating over the next three-month period. Employees who were impacted by the restructuring were eligible to receive severance benefits contingent upon an impacted employee's execution of a separation agreement, which included a general release of claims against us. Certain impacted employees were covered by employment agreements or an existing severance plan that provides termination benefits.

Employee severance and benefits are comprised of severance, other termination benefit costs, and non-cash stock-based compensation expense for the extension of the exercise period of vested options. One-time termination benefits were recorded pursuant to ASC 420, Exit or Disposal Cost Obligations, while termination benefits under ongoing benefit arrangements were recorded pursuant to ASC 712, Compensation - Nonretirement Postemployment Benefits. See Note 13, Stock-based Compensation, for additional information about benefits related to the extension of the exercise period of vested options.

The Company recognized restructuring charges of approximately $2.9 million during the year ended December 31, 2022. Restructuring charges are comprised of $1.2 million related to one-time termination benefits, $1.0 million related to termination benefits under ongoing benefit arrangements, and $0.7 million related to non-cash stock-based compensation expense. We expect to incur additional employee severance and benefits expense up to $0.8 million. This reflects the best estimate of the Company, which may be revised in subsequent periods as the Strategic Reorganization progresses.

SomaLogic, Inc.
Notes to Consolidated Financial Statements

The following table outlines the components of the restructuring charges included in the consolidated statement of operations and comprehensive loss:

(in thousands)	Year Ended December 31, 2022
Cost of assay services revenue	$284
Research and development	1,126
Selling, general and administrative	1,478
Total employee severance and benefits	$2,888

The following table outlines the changes in liabilities associated with our Strategic Reorganization, including restructuring expenses incurred and cash payments as of December 31, 2022:

(in thousands)	Year Ended December 31, 2022
Beginning balance	$—
Accruals	2,223
Payments	—
Balance at December 31, 2022	$2,223

The restructuring liabilities are included in accrued liabilities in the consolidated balance sheets. We expect that substantially all of the remaining accrued restructuring liabilities will be paid in cash over the next 12 months. The charges recognized in the rollforward of our accrued restructuring liabilities do not include items charged directly to expense for extension of the exercise period of vested options.